AgroFresh Improves Liquidity with Amended Revolving Credit Facility
Extended Through 2020 with New Enhanced Terms

PHILADELPHIA – February 1, 2019 – AgroFresh Solutions, Inc. ("AgroFresh" or the "Company") (Nasdaq: AGFS), a global leader in produce freshness solutions, today announced the amendment and extension of its revolving credit facility, which enhances the Company’s liquidity and financial flexibility.

AgroFresh has entered into an agreement with Bank of Montreal to extend AgroFresh’s existing revolving credit facility from July 31, 2019 to Dec 31, 2020.  The amended $12.5 million revolving facility also amends certain financial covenants which increase AgroFresh’s flexibility in accessing the revolver. Borrowings under the revolver may be prepaid in-full or in-part at any time. Borrowing rates remain the same as per the existing Credit Agreement.

Graham Miao, the Company's Executive Vice President and Chief Financial Officer, commented, "Today's announcement is a step in the right direction for AgroFresh as the Company continues to diversify and grow. The amended facility is right-sized for our current needs and contains more advantageous terms to utilize the facility. The revolver extension provides an opportunity to determine the right capital structure for AgroFresh and the amendments provide financial flexibility to meet the Company’s seasonal working capital needs.”

About AgroFresh

AgroFresh (Nasdaq:AGFS) is a leading global innovator and provider of science-based solutions, data-driven technologies and experience-backed services to enhance the quality and extend the shelf life of fresh produce. For more than 20 years, AgroFresh has been revolutionizing the apple industry and has launched new innovative solutions in a variety of fresh produce categories from bananas to cherries and citrus to pears. AgroFresh supports growers, packers and retailers in ensuring post-harvest solutions across the industry enhance crop values while conserving our planet’s resources and reducing global food waste. Visit agrofresh.com to learn more.

Contact:

For AgroFresh Solutions, Inc.
Jeff Sonnek - Investor Relations
ICR Inc.
Jeff.Sonnek@icrinc.com
646-277-1263